EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated June 4, 2013 is entered into between Ubiquity Broadcasting Corporation, a Delaware Corporation (the ‘‘Company”), and, Chris Carmichael, an individual (“Employee”), with reference to the following facts and circumstances:

WHEREAS, Company wishes to employ Employee, and Employee wishes to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, and tor other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Employment and Locale.

A.         Employment. The Employee shall be an employee of the Company whereby the employment relationship contemplated in this Agreement may only be terminated by the Company, with justifiable cause, so long as the Company provides one hundred (120) days prior written notice of said termination to Employee.

B.          Effective Date; Term. The effective date of this Agreement (the “Effective Date”) shall be July 1, 2013 and it shall have a term of five (5) years commencing on the Effective Date.

C.          Employment Location. The Employee hereby accepts such employment upon the terms and conditions set forth herein. As used herein, the word “term” refers to the entire period of employment of the Employee by the Company hereunder. During the term, Employee shall be based at the offices of the Company located in Irvine, CA, however employee may from time to time provide services from any location world wide of his choosing; provided, however, that Employee will travel as reasonably required in the performance of his duties hereunder and consistent with reasonable business practices.

D.         Representation and Warranties. The Employee hereby represents and warrants to Company that he (i) is not subject to any solicitation or non-competition agreement affecting his employment with the Company, (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement or duties affecting his employment with the Company. The company hereby acknowledges that employee is employed by Sponsor Me, Inc, and hereby waives any and all conflicts related to his relationship with Sponsor Me, Inc.

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2.          Office, Title and Duties.

A.         During the term, Employee shall have the title President, and CEO and Executive Creative Director and, in such capacity, shall perform such duties consistent therewith as are customary in the industry and as may be designated from time to time by the Board of Directors of the Company. Employee shall have the right to obligate the company in matters in an amount not to exceed $500,000.00. Employee shall report directly to the Board of Directors. The duties and responsibilities of the Employee include, but are not limited to:

1.	Perform the normal and customary duties of the office of the President and CEO

2.	Creative control of the Company’s brand(s) image including products, brochures, marketing materials, media, website design, advertisements, commercials, films videos, broadcasts, corporate videos, stationary, etc.

3.	Assist in Acquisitions, Strategic Partnerships, Business Development, Capital Acquisition, Product Development, and Public Relations.

4.	Strategic Planning.

5.	Company Spokes Person

6.	Special Projects

To assist employee in carrying out his duties, he shall be assigned personal staff as follows: a) executive administrative assistant and B) marketing and communications assistant.

B.          Employee shall devote his best efforts to the performance of his duties hereunder, except that nothing contained herein shall prevent Employee from making personal investments in or from being a consultant of, shareholder of, or a partner in, or from serving as a director of, other corporations or entities, which may have similar business initiatives as the Company’s, subject to the conditions set forth in Section 7 hereof.

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3.          Salary and Other Benefits.

A.         Compensation and Benefits

1.         Base Salary. As compensation for services performed during the term of this Agreement, the Employee shall receive an annual base salary (“Base Salary”) at a rate of Four Hundred Twenty Thousand Dollars ($420,000.00) payable bi-monthly on the 1st and 15th of each month in equal installments of Seventeen Thousand Five Hundred Dollars ($17,500.00) minus all appropriate federal state and local taxes. The Employee’s Base Salary may be increased from time to time as determined by the Company; however it is understood that Employee’s Base Salary shall not be decreased from any then current level during the term of this Agreement.

2.         Bonus Compensation. As further compensation for services performed under and during the term of this Agreement, the Employee shall receive an annual bonus commencing with the 2008 fiscal year that is equal to Two and One Half Percent (2.5%) of the pretax gross revenue, a Three Percent (3%) override of gross license fees derived from the company’s products and services and Five Percent success fee (5%) of the gross Private Placement capital contributions received by the company including Strategic Partners, and a 3% override of the gross book value derived from all cashless transactions of the Company ie: mergers, acquisitions, strategic partnerships, etc. in the form of common stock options at the then current common stock price, (“Bonus Compensation”).

3.         Stock Options: As further compensation for services performed under and during this agreement, the Employee shall receive an annual bonus commencing with the 2009 fiscal year in common stock options in the amount of 300,000 shares THE options of common stock shall be at a rate of $2.50 (TWO DOLLAR FIFTY CENTS PER SHARE). The shares may be optioned at any time with not restrictions at the sole discretion of employee.

4.         Special Compensation. As further compensation for services performed under and during the term of this Agreement, the Employee shall receive special compensation for the project known as “106 Yards”. Employee shall receive twenty percent (20%) of all gross revenues associated with “106 Yards” project, including but not limited to book sales, merchandise, movie rights etc.

C.          Business Expenses. The Company will pay or reimburse Employee for such reasonable business, travel and entertainment expenses as may be incurred by him from time to time during the term in the performance of his duties hereunder, provided such expenses are deductible from the Company’s income under applicable provisions of the Internal Revenue Code and are consistent with such reasonable policies regarding expense reimbursement established by Company. All expenses for airfare, hotel and rental car shall be paid in advance by the Company and shall be First Class Accommodations. Additionally the company shall issue to employee a Company credit card for additional business expenses. Should Employee advance any of his own money in the performance of his duties he shall be reimbursed. Such reimbursement will be made upon the presentation by Employee of an itemized account of such expenditures, setting forth the date, the purpose for which incurred, and the amounts thereof, together with such receipts showing payment as may be required by the Company’s established policies.

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D.         Benefits. During the term hereof, the Company shall provide Employee with P.P.O. Medical and Dental and Vision insurance including a prescription card of the type generally provided for other executive management level employees of Company. Employee (and his dependents, if any, to the extent allowable under such plans) shall also be entitled to participate in all Company employee benefit programs, whether now existing or hereafter established. This section is subject to the right of Company to amend and modify such benefit programs as to all Company employees in Company’s sole and absolute discretion.

E           Company Vehicles. During the term of the Agreement, the Employee will have the full-time and exclusive use or a vehicle for personal and business purposes. The vehicle shall be of employees choosing up to a maximum purchase/lease price of 150,000.00. Company and employee shall maintain standard levels of automobile insurance. Company shall be responsible for all maintenance, taxes and licensing fees associated with said vehicle.

F.          Company Mobile Equipment. During the term of the Agreement, the Employee will have the full and exclusive use of a mobile phone, mobile pads and other cross platform devices for personal and business purposes. The mobile phone and plan associated with the mobile phone shall be of employees choosing at his sole discretion.

G.          Vacations and Personal Time Off. Employee shall be entitled to ten (10) weeks of annual paid vacations and 24 personal days off, pursuant to the policies and procedures established by Company for employees generally as set forth in the policy statements issues by Company, such as Company’s Employee Handbook. Unused vacation and Personal Days shall accrue to the following year(s) until used by employee. Vacation shall not include the Company Holiday shut down period between December 23, through January 2 of each year. Vacation shall be taken at times determined by Employee and acceptable to the Board of Directors of Company, and which do not unreasonably interfere with the performance of his Employee’s duties hereunder. Attendance at trade shows, educational seminars, personal time off, will not be charged to Employee’s vacation.

H.          Travel. Should Employee be required to travel on behalf of the Company, he shall be provided with First Class accommodations, including Air, and Ground transportation Rentals and accommodations. Employee shall approve all travel arrangements at his sole discretion.

4.           Termination by Employee.

Employee may terminate his employment hereunder with or without cause by giving not less than one hundred twenty (120) days written notice to the Company. In the event of such termination by Employee, except as otherwise set forth in this Agreement, all compensation and other benefits which have accrued and vested in Employee hereunder, to the extent unpaid or undelivered, shall be paid or delivered to Employee; but, except as provided in this Section 4, there shall be no further compensation due Employee from the Company and no further compensation or benefits shall accrue or vest after the date such termination becomes effective. Upon notice of such termination, Company may change Employee’s duties and modify in Company’s discretion Employee’s authority to bind Company to any obligation or agreement.

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5.           Termination by the Company.

Subject to Section 6, the employment of Employee by the Company may be terminated by the Company as provided in this Section 5, but not otherwise:

A.        With Cause. Employee’s employment by Company may be terminated only with justifiable cause at the direction of the Company’s Board of Directors, provided notice of such termination is given to Employee at least one hundred (120) days prior to the effective date of termination. Upon notice of such termination, Company may change Employee’s duties and modify in Company’s discretion Employee’s authority to bind Company to any obligation or agreement.

B.          Termination Upon Death. Employee’s employment with the Company shall terminate automatically upon Employee’s death.

C.         Justifiable Cause. Employee’s employment hereunder may be terminated by the Company for Justifiable Cause (as hereinafter defined), which termination shall be effective immediately upon notice thereof to Employee by the Company. For purposes hereof the term “Justifiable Cause” shall mean any of the following:

(1)        The failure of Employee to perform any of his material obligations under this Agreement; provided, however that the company has met all of its obligations to Employee, if such failure to perform is curable, this provision shall become effective if, and only if, (i) Employee has failed to cure any such failure to perform within ninety (90) days of the Company’s delivery of written notice to Employee specifying such failure or, (ii) such failure to perform cannot reasonably be cured within such ninety (90) day period, and within ten (10) days after notice to Employee has failed to commence diligently to cure any such failure to perform;

(2)        The use during the term of this Agreement by Employee of illegal drugs or other illegal substances;

(3)       Any other willful, reckless, or grossly negligent conduct by Employee that constitutes good cause for termination of employment under California law.

C.        Disability. The Company may terminate this Agreement upon written notice to Employee by reason of Employee’s Disability. For the purpose of this Agreement, “Disability” shall be defined as inability by Employee, due to illness (other than use/abuse of illegal narcotics, alcohol or other intoxicating substances), accident, mental deficiency or similar incapacity, to render his regular duties for the Company required pursuant to this Agreement for a total of any one hundred eighty (180) days in any twelve (12) -month period. Any termination of employment pursuant to this Section shall not be deemed to be for “Justifiable Cause” within the meaning of Section 5.C. hereof.

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E.          Sale of Business. In the event Company sells substantially all of its assets or if majority ownership of the equity interests in Company are conveyed, the Company will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or a substantial portion of the business and/or assets of the Company in any consensual transaction to expressly assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

6.          Effect of Termination of Employment.

Notwithstanding anything in this Agreement to the contrary:

A.         In the event that this Agreement is terminated for Justifiable Cause, the Company shall pay Employee upon termination the sum of (i) his accrued and unpaid Base Salary as described in paragraph 3 A here of; plus (ii.) any unpaid portion of the salary and bonus compensation, for the remainder of the term of this agreement all outstanding expense reimbursements, and benefits for the entire term of the agreement; plus (iii) any accrued and unpaid vacation and sick leave as either may be required by law. All medical benefits shall remain during the term of the agreement. Employee shall immediately deliver to the Company the company’s credit card and automobile, mobile devises provided herein.

B.          In the event that this Agreement terminates due to the death of Employee in addition to paying to Employee’s estate the amounts referred to in clauses (i) through (iii) of Section 6.A, the Company shall continue to pay to Employee’s estate, as a death benefit, Employee’s Base Salary and Bonus Compensation until the date which is three (3) years from the date of Employee’s death.

C.          In the event that the Company exercises its right to terminate Employee’s employment due to Employee’s disability pursuant to Section 5.D, the Company shall continue to pay Employee, in accordance with the Company’s policy relating to salaried employees, Base Salary, and other benefits (prorated for partial months) until the date which is three (3) years from the date of such termination, or the expiration of the term, whichever is earlier. The Company shall also pay Employee an amount equal to the Bonus Compensation that would have otherwise been payable to the Employee pursuant to Section 3.A hereof until the date which is three (3) years from the date of such termination.

7.          Restrictive Covenant.

A.         Non-Disclosure of Confidential Information. Employee acknowledges that any disclosure of certain confidential and proprietary information and trade secrets of substantial value to the Company or its customers (collectively the (“Confidential Information”) may do great harm to the Company and agrees as follows:

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(1)         Confidential Information. As used in this Agreement, the term “Confidential Information,” without limitation refers to and includes any and all (i) matters of a technical nature, including without limitation, trade secrets, systems, software and hardware features, specifications, techniques copyrighted matters, patented or patentable inventions, plans, methods, drawings data, tables, calculations, documents or other paperwork, computer programs, narratives, flow charts, formulae and devices, and (ii) matters of a business nature, including without limitation, business and marketing plans, dealings, arrangements, objectives, locations, customer information, customer lists, customer needs and formulations, plans for future development, information about costs, profits, pricing policies, markets or sales, and any other information of a similar nature not available to the public This Agreement covers the Confidential Information of the Company and its customers,

(2)         Use of Confidential Information. Employee acknowledges that any disclosure or use other than on behalf of the Company of the Confidential information may be wrongful and may cause irreparable injury to the Company and, therefore, agrees that the Confidential Information will be used solely in connection with the performance of Employee’s duties under this Agreement, will not be used by Employee for commercial purposes, and will be kept confidential by Employee. Without limiting the generality of the foregoing, Employee will not utilize any Confidential Information in the rendering of services to any other employer or person.

(3)         Exclusions. The term “Confidential Information” does not include any information which Employee can establish was at the time of disclosure a matter of public record, which Employee can establish was known to him prior to the date of this agreement, or is available to or known by the public (other than as a result of a disclosure directly or indirectly by Employee, in violation of this Agreement).

C.          Delivery of Property. Upon termination of Employee’s employment with the Company, Employee shall deliver to the Company all automobiles, credit cards. books, records, lists of customers and other property and Confidential Information belonging to the Company or developed in connection with the business of the Company and all copies thereof in his possession or under his control.

D.          Reasonableness In the event any court shall finally hold that any provision of this Section 7 constitutes an unreasonable restriction against Employee, the other provisions of this Section 7 shall not be rendered void, and all of its provisions shall apply to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances involved.

E.          Survival. The provisions of sections 7.B, 7C and 7 D shall survive the termination of the term of this Agreement and shall run to and inure to the benefit of the Company, its successors and assigns

8.           Insurance.

A.         Insurance. To the extent that during the term the Company obtains insurance with respect to (i) directors and officers liability, (ii) errors and omissions and (iii) general liability insurance, Employee shall be covered by such insurance, to the same extent as other management level employees of the Company may be covered by such insurance.

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B.          Key Man Insurance. Employee agrees that the Company may for its own benefit, apply for, secure and own insurance on Employee’s life (in amounts determined by the Company) and Employee agrees to cooperate fully in applying and securing same, including without limitation the submission to various physical and other examinations, and the answering of questions and furnishing of information, and the release of Employee’s medical files as may be required by various insurance carriers.

9.           Miscellaneous.

A.         Succession. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and inure to the benefit of and be binding upon Employee and his heirs and personal representatives. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, in whole or in part, to any subsidiary, successor or parent company of the Company or to any other persons, firm or corporation which acquires either the Company or any subsidiary thereof, or a substantial part of its or their assets, or into which the Company or any subsidiary may merge; provided, however, that such assignment shall be accompanied by a full assumption by the successor of all obligations to Employee hereunder, including without limitation payment of all compensation and benefits provided for hereunder. The Company agrees that no such succession shall result in any diminution of Employee’s compensation or benefits hereunder. The obligations and duties of Employee hereunder are personal and not assignable.

B.          California Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and wholly to be performed therein.

C.          Waiver. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

D.          Notices. All notices and demands among the parties shall be in writing and shall be served (i) in person, (ii) by registered or certified mail, return receipt requested, or express courier service if domestic delivery, (iii) by a recognized international air express courier service if overseas delivery, (iv) by telex, or (v) by fax. If notice or demand is served by certified or registered mail, such notice or demand shall be deemed given and made five days after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served by a domestic express courier service, such notice or demand shall be deemed given or made next business day following the receipt thereof by such courier addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served by an international air express courier service, such notice or demand shall be deemed given or made four (4) business days following the receipt thereof by such courier addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served personally, service shall be deemed effective upon actual physical delivery to such person or refusal of such person to accept delivery. If notice or demand is served by telex or fax, such notice or demand shall be deemed given and made on the date of receipt if telex or fax receipt has been electronically confirmed. All notice and demands to the parties hereto shall, if mailed, be addressed to the following addresses:

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To the Company:	9801 Research Drive
Irvine, CA

To Employee:

The parties may designate in writing from time to time such other place or places that such notices and demands may be given.

E.          Arbitration.

E.1        Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be submitted to and determined exclusively by binding arbitration in Los Angeles, California, with the arbitration to be administered at the election of Employee by either the American Arbitration Association or JAMS. The arbitration shall be conducted in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. §1280 et seq., including §1283.05 and all of the act’s other mandatory and permissive rights to discovery); provided, however, that in addition to requirements therein or otherwise imposed by law, any arbitrator herein shall be a retired judge of the California Superior Court or Federal District Court and shall be subject to disqualification on the same grounds as would apply to a judge of such court To the extent applicable in civil actions in California courts, the following shall apply and be observed: all rules of pleading (including the right of demurrer); all rules of evidence; and all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure §631.8. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis other than such controlling law. As reasonably required to allow full use and benefit of this Agreement’s modifications to the act’s procedures, the arbitrator shall extend the times set by the act for the giving of notices and setting of hearings. Awards shall include the arbitrator’s written reasoned opinion and at either party’s written request within ten (10) days after issuance of the award, shall be subject to reversal and remand, or modification following review of the record and arguments of the parties by a second arbitrator who shall, as far as practicable, proceed according to the law and procedures applicable to appellate review by the California Court of Appeal of a civil judgment following court trial. Notwithstanding the foregoing, until such time as the arbitrator is appointed, either party may seek or request ancillary, provisional or preliminary rights and/or remedies, including injunctive relief or a temporary restraining order or any other applicable provisional remedy before the Los Angeles County Superior Court. Upon appointment of the arbitrator the parties agree that jurisdiction over any such provisional remedy and proceeding shall immediately be transferred to the arbitrator, and the court proceeding shall be dismissed or abated, as the case may be, provided that any such provisional remedy remain in effect until otherwise ordered by the arbitrator. The parties agree that the arbitrator shall be empowered to issue an order for a temporary injunction, preliminary injunction, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief. Following the appointment of the arbitrator, the parties agree that any application for relief shall be made exclusively to the arbitrator. E.2 Enforcement of Judgment. Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof.

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E.3        Power and Authority of Arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

E.4        Governing Law. All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the laws of the State of California.

E.5        Costs. The costs of the arbitration, including the arbitrator’s fee, and costs for the use of facilities during the hearings, reasonable attorneys’ fees and costs, accountant, expert witness and paralegal fees, including the arbitrator’s fee, shall be borne by the Company.

F.          Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and there are no terms, conditions, representations, warranties or covenants other than those contained herein. This Agreement supersedes any previous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral.

G.          Captions. The section captions inserted in this Agreement are for convenience of reference and are not intended to be part of this Agreement.

H.          Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder or this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

I.           Amendment and Modification. No term or provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing signed by the parties hereto.

J.           Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

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K.          Costs of Enforcement. Except as provided for in Section 9, paragraph E.5, the prevailing party in any proceeding brought to interpret or enforce any provision of this Agreement or to recover for breach thereof shall be entitled to recover the reasonable attorneys’ fees and costs, accountant, expert witness and paralegal fees, plus all other costs and expenses of such proceeding.

L.          Enforcement of Judgment. If any party to this Agreement obtains an award or judgment against any other person arising out of this Agreement (the “Underlying Judgment”), such prevailing party shall be entitled to receive his reasonable attorneys’ fees and other costs and expenses incurred in enforcing or satisfying such Underlying Judgment (the ‘‘Enforcement Costs”). Such Enforcement Costs are recoverable by the party as an item separate and apart from any attorneys’ fees, costs and expenses awarded pursuant to Section 9.K of this Agreement. It is intended that this Section 9.L be severable from the other provisions of this Agreement and is to survive any award or judgment and is not to be deemed merged in any award or judgment. The court in any action to obtain an Underlying Judgment shall include in any such Underlying Judgment a provision for the award of Enforcement Costs as provided for in this Section 9.L.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Ubiquity Broadcasting Corporation

Board of Directors

BY:	/s/ Webb Blessley
Webb Blessley

BY:	/s/ Nick Mitsakos
Nick Mitsakos

EMPLOYEE:

/s/ Chris A. Carmichael
Chris A. Carmichael

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RESOLUTION IN LIEU OF DIRECTORS MEETING

THE UNDERSIGNED, being the majority of the Board of Directors of Ubiquity Broadcasting Corporation, a Delaware Corporation, in lieu of a Directors meeting, hereby consent to the following resolutions:

RESOLVED, that the Corporation approve the Employment agreement of Chris Carmichael effective as of July 1, 2013, and be it

FURTHER RESOLVED, that the Corporation’s officers are hereby authorized to execute any and all documents necessary to accomplish the above resolutions.

DATED: June 4, 2013

/s/ WEBB BLESSLEY	/s/ Nick Mitsakos
WEBB BLESSLEY	Nick Mitsakos

Jeffery Cole

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RESOLUTION IN LIEU OF DIRECTORS MEETING

THE UNDERSIGNED, being the majority of the Board of Directors of Ubiquity Broadcasting Corporation, in lieu of a Directors meeting, hereby consent to the following resolutions:

RESOLVED, that the Corporation approve the Employment agreement of Chris Carmichael effective as of July 1, 2013, and be it

FURTHER RESOLVED, that the Corporation’s officers are hereby authorized to execute any and all documents necessary to accomplish the above resolutions.

DATED: June 4, 2013

/s/ WEBB BLESSLEY	/s/ Nick Mitsakos
WEBB BLESSLEY	Nick Mitsakos

/s/ Jeffery Cale
Jeffery Cale

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